The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated December 31, 2024
January , 2025 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)
Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 22-I dated May 12, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Return Notes Linked to the J.P. Morgan Total Return Index
due February 5, 2030
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
● The notes are designed for investors who seek exposure to the performance of the J.P. Morgan Total Return Index, subject to the Index Adjustment Factor of at least 100.00%.
● Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
● The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
● Minimum denominations of $1,000 and integral multiples thereof
● The notes are expected to price on or about January 31, 2025 and are expected to settle on or about February 5, 2025.
● CUSIP: 48129KDL1
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
Price to Public (1)
Fees and Commissions (2)
Proceeds to Issuer
Per note
$1,000
$
$
Total
$
$
$
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
If the notes priced today, the estimated value of the notes would be approximately $969.10 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

PS-1 | Structured Investments
Return Notes Linked to the J.P. Morgan Total Return Index
Key Terms
Issuer: JPMorgan Chase Financial Company LLC, a direct,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Index: The J.P. Morgan Total Return Index (Bloomberg ticker:
JPUSTRI <Index>)
Index Adjustment Factor: At least 100.00% (to be provided in the pricing supplement)
Pricing Date: On or about January 31, 2025
Original Issue Date (Settlement Date): On or about February
5, 2025
Observation Date*: January 31, 2030
Maturity Date*: February 5, 2030
* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the Notes —
Postponement of a Determination Date — Notes linked solely to the
Index” in the accompanying underlying supplement and “General
Terms of Notes — Postponement of a Payment Date” in the
accompanying product supplement
Payment at Maturity:
At maturity you will receive a cash payment, for each $1,000 principal amount note, calculated as follows:
$1,000 × (1 + Index Return) × Index Adjustment Factor
Assuming an Index Adjustment Factor of 100.00%, the Index
Adjustment Factor will not provide any buffer against any
decline of the Index. If the Final Value is less than the Initial
Value, you will lose some or all of your principal amount at maturity.
Index Return:
(Final Value – Initial Value)
Initial Value
Initial Value: The closing level of the Index on the Pricing Date
Final Value: The closing level of the Index on the Observation
Date

PS-2 | Structured Investments
Return Notes Linked to the J.P. Morgan Total Return Index
The J.P. Morgan Total Return Index
The J.P. Morgan Total Return Index (the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities LLC
(“JPMS,” the “Index Sponsor” or the “Index Calculation Agent”). The Index has been calculated on a “live” basis (i.e., using real-time data) since July 13, 2017. The Index is reported by Bloomberg L.P. under the ticker symbol “JPUSTRI Index.”
The Index seeks to provide a dynamic asset allocation to the U.S. dollar fixed income sector based on a momentum allocation strategy.
The Index tracks the return of a notional dynamic portfolio consisting of up to 12 U.S. dollar fixed-income exchange-traded funds
(“ETFs”) (each a “Constituent,” and collectively, the “Constituents”), in each case with distributions, if any, notionally reinvested.
The Index selects and rebalances into a new notional portfolio composed of the Constituents each month using a methodology that is designed to:
(i) maintain a diversified allocation within the U.S. dollar fixed income sector at all times; and
(ii) allocate dynamically based on recent performance.
Maintaining a diversified allocation within the U.S. dollar fixed income sector. A diversified portfolio’s return is the weighted average of its constituents’ returns, but its volatility is less than the weighted average of its constituents’ volatilities, because different assets don’t always move in the same direction — in this sense, a diversified portfolio can be said to deliver average returns with below-average volatility. In order to ensure diversification, the Index selects its monthly portfolio from a universe of 12 Constituents, and imposes caps and floors on the Constituent weights at the individual and sector levels. Each Constituent’s assigned weight must also be an increment of 5%, and the assigned weights must sum to 100%. The following table sets forth the current Constituents, the exchange ticker for each Constituent, the maximum assigned weight for each Constituent and the maximum aggregate assigned weight for each sector. For additional information about the Constituents, see “Background on the iShares® ETFs” in the accompanying underlying supplement.
Constituent
Ticker
Maximum
Assigned
Weight
Maximum
Aggregate
Assigned Weight
1
iShares® 1-3 Year Treasury Bond ETF
SHY
20%
U.S. Treasury Bond
Sector: 50%
2
iShares® 7-10 Year Treasury Bond ETF
IEF
20%
3
iShares® 20+ Year Treasury Bond ETF
TLT
20%
4
iShares® 1-5 Year Investment Grade Corporate Bond ETF
IGSB
20%
Investment Grade
Credit Sector:
50%
5
iShares® 5-10 Year Investment Grade Corporate Bond ETF
IGIB
20%
6
iShares® 10+ Year Investment Grade Corporate Bond ETF
IGLB
20%
7
iShares® MBS ETF
MBB
20%
Other Government
and Agency Sector:
50%
8
iShares® TIPS Bond ETF
TIP
20%
9
iShares® J.P. Morgan USD Emerging Markets Bond ETF
EMB
10%
10
iShares® iBoxx® $ High Yield Corporate Bond ETF
HYG
20%
Other Credit Sector:
25%
11
iShares® Floating Rate Bond ETF
FLOT
10%
12
iShares® Preferred and Income Securities ETF
PFF
10%
Allocating dynamically based on recent performance. Academic research has shown that, historically, asset classes exhibiting strong recent returns have been more likely to continue to exhibit positive returns. The Index attempts to take advantage of this dynamic by selecting a monthly portfolio that reflects the strongest recent returns from among the possible portfolios that meet the weight constraints set forth above and the volatility threshold described below.
Selecting a monthly portfolio. Each month, the Index identifies every notional portfolio that meets the individual Constituent and sector weight constraints set forth above with weights in increments of 5% and a total weight of 100% and that has a recent historical volatility

PS-3 | Structured Investments
Return Notes Linked to the J.P. Morgan Total Return Index
at or below a volatility threshold of 5%. The Index then selects and rebalances into the notional portfolio from that set with the strongest recent performance. If no such notional portfolio exists, then the volatility threshold is increased by 1% (e.g., from 5% to 6%), and the procedure described in this paragraph is repeated, including the increase to the volatility threshold, until a notional portfolio has been selected.
Calculating the level of the Index. On any given day, the closing level of the Index (the “Index Level”) reflects the weighted performance of the Constituents, in each case with distributions, if any, notionally reinvested. The Index Level was set equal to 100.00 on May 3,
2004, the base date of the Index. The Index Calculation Agent began calculating the Index on a live basis on July 13, 2017.
No assurance can be given that the investment strategy used to construct the Index will be successful or that the Index will outperform any alternative portfolio or strategy that might be constructed from the Constituents. There is no guarantee that past performance trends referenced in selecting a monthly portfolio will continue during the subsequent period when the
Index provides exposure to that monthly portfolio. In addition, no assurance can be given that the actual realized volatility of the Index will approximate 5%. The actual realized volatility of the Index will depend on the performance of the Constituents included in the monthly portfolio(s) from time to time, and, at any time or for extended periods, may be greater than 5%, perhaps significantly, or less than 5%. Furthermore, the volatility threshold is subject to upward adjustment and, thus, the realized volatility threshold used to determine any monthly portfolio may be greater than 5%, perhaps significantly.
The Index is described as a “notional” or “synthetic” portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the Index Level.
For additional information about the Index, see “The J.P. Morgan Total Return Index” in the accompanying underlying supplement.

PS-4 | Structured Investments
Return Notes Linked to the J.P. Morgan Total Return Index
Supplemental Terms of the Notes
Any values of the Index, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.
Hypothetical Payout Profile
The following table and graph illustrate the hypothetical total return and payment at maturity on the notes linked to a hypothetical Index.
The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:
● an Initial Value of 100.00; and
● an Index Adjustment Factor of 100.00%.
The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial
Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement.
For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Historical
Information” in this pricing supplement.
Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.
Final Value
Index Return
Total Return on the Notes
Payment at Maturity
165.00
65.00%
65.00%
$1,650.00
150.00
50.00%
50.00%
$1,500.00
140.00
40.00%
40.00%
$1,400.00
130.00
30.00%
30.00%
$1,300.00
120.00
20.00%
20.00%
$1,200.00
110.00
10.00%
10.00%
$1,100.00
105.00
5.00%
5.00%
$1,050.00
101.00
1.00%
1.00%
$1,010.00
100.00
0.00%
0.00%
$1,000.00
95.00
-5.00%
-5.00%
$950.00
90.00
-10.00%
-10.00%
$900.00
80.00
-20.00%
-20.00%
$800.00
70.00
-30.00%
-30.00%
$700.00
60.00
-40.00%
-40.00%
$600.00
50.00
-50.00%
-50.00%
$500.00
40.00
-60.00%
-60.00%
$400.00
30.00
-70.00%
-70.00%
$300.00
20.00
-80.00%
-80.00%
$200.00
10.00
-90.00%
-90.00%
$100.00
0.00
-100.00%
-100.00%
$0.00

PS-5 | Structured Investments
Return Notes Linked to the J.P. Morgan Total Return Index
The following graph demonstrates the hypothetical payments at maturity on the notes for a range of Index Returns. There can be no assurance that the performance of the Index will result in the return of any of your principal amount.
How the Notes Work
Investors will receive at maturity a cash payment, for each $1,000 principal amount note, equal to $1,000 × (1 + Index Return) × Index
Adjustment Factor. The Index Adjustment Factor will be at least 100.00%.
Upside Scenario:
● Assuming a hypothetical Index Adjustment Factor of 100.00%, if the closing level of the Index increases 5.00%, investors will receive at maturity a return equal to 5.00%, or $1,050.00 per $1,000 principal amount note.
Par Scenario:
● Assuming a hypothetical Index Adjustment Factor of 100.00%, if the Final Value is equal to the Initial Value, investors will receive at maturity the principal amount of their notes.
Downside Scenario:
● Assuming a hypothetical Index Adjustment Factor of 100.00%, if the closing level of the Index declines 50.00%, investors will lose
50.00% of their principal amount and receive only $500.00 per $1,000 principal amount note at maturity, calculated as follows:
$1,000 × (1 + -50.00%) × 100.00% = $500.00
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.
These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement and in Annex A to the accompanying prospectus addendum.
Risks Relating to the Notes Generally
● YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. The amount payable at maturity, if any, will reflect the performance of the
Index, subject to the Index Adjustment Factor. Assuming an Index Adjustment Factor of 100.00%, the Index Adjustment Factor will not provide any buffer against any decline of the Index. If the Final Value is less than the Initial Value, you will lose some or all of your principal amount at maturity.
● CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or

PS-6 | Structured Investments
Return Notes Linked to the J.P. Morgan Total Return Index
credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and
JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
● AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS
—
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase &
Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to
JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan
Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
● THE NOTES DO NOT PAY INTEREST.
● YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES UNDERLYING THE CONSTITUENTS OR HAVE ANY RIGHTS
WITH RESPECT TO THOSE SECURITIES.
● LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
● THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the
Index Adjustment Factor.
Risks Relating to Conflicts of Interest
● POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement. See also “— Risks Relating to the Index — Our Affiliate, JPMS, Is the Index Sponsor and the Index Calculation Agent
and May Adjust the Index in a Way that Affects Its Level” below.
One of our affiliates developed and maintains and calculates the J.P. Morgan Emerging Markets Bond Index Global CORE, which is the reference index of the iShares® J.P. Morgan USD Emerging Markets Bond ETF, one of the Constituents. Furthermore, the
J.P. Morgan Emerging Markets Bond Index Global CORE makes use of certain weights, prices, values, levels or dates that are determined by PricingDirect Inc. (“PricingDirect”). PricingDirect is JPMorgan Chase & Co.’s wholly owned subsidiary and provides valuation and other metrics data for fixed-income securities and derivatives. PricingDirect determines these prices through a proprietary evaluation process that takes into account market-based evaluations (such as market intelligence for traded, quoted securities). In addition, under some circumstances, the pricing information provided by PricingDirect on the bonds held by the J.P.
Morgan Emerging Markets Bond Index Global CORE may be derived solely from price quotations or internal valuations made by one or more of our affiliates. Accordingly, conflicts of interest exist between PricingDirect and you. PricingDirect will have no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.
● JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED
RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN
THE FUTURE —
Any research, opinions or recommendations could affect the market value of the notes. Investors should undertake their own independent investigation of the merits of investing in the notes and the Index and the Constituents.

PS-7 | Structured Investments
Return Notes Linked to the J.P. Morgan Total Return Index
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes
● THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF
THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
● THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
● THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
● THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
● SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
● SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors —
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
Risks Relating to the Index
● THE SECURITIES OF JPMORGAN CHASE & CO. ARE CURRENTLY HELD BY SEVERAL CONSTITUENTS —
JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect these
Constituents, their reference indices or the Index.

PS-8 | Structured Investments
Return Notes Linked to the J.P. Morgan Total Return Index
● OUR AFFILIATE, JPMS, IS THE INDEX SPONSOR AND THE INDEX CALCULATION AGENT AND MAY ADJUST THE INDEX
IN A WAY THAT AFFECTS ITS LEVEL —
JPMS, one of our affiliates, currently acts as the Index Sponsor and the Index Calculation Agent and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation. In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the Index Sponsor and the Index Calculation Agent, is entitled to exercise discretion. The rules governing the Index may be amended at any time by the Index Sponsor, in its sole discretion. The rules also permit the use of discretion by the Index Sponsor and the Index Calculation Agent in relation to the Index in specific instances, including, but not limited to, the determination of whether to replace a Constituent with a substitute or successor upon the occurrence of certain events affecting that Constituent, the selection of any substitute or successor, the determination of the levels to be used in the event of market disruptions that affect the ability of the Index Calculation Agent to calculate and publish the levels of the Index and the interpretation of the rules governing the Index. Although JPMS, acting as the Index Sponsor and the Index Calculation Agent, will make all determinations and take all action in relation to the Index acting in good faith, it should be noted that JPMS may have interests adverse to the interests of the holders of the notes and the policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes.
Although judgments, policies and determinations concerning the Index are made by JPMS, JPMorgan Chase & Co., as the ultimate parent company of JPMS, ultimately controls JPMS. JPMS has no obligation to consider your interests in taking any actions that might affect the value of your notes. Furthermore, the inclusion of any Constituent in the Index is not an investment recommendation by us or JPMS of that Constituent or any of the securities or other assets held by that Constituent.
● THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED
IN RESPECT OF THE CONSTITUENTS —
The Index follows a notional rules-based proprietary strategy that operates on the basis of pre-determined rules. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed in respect of the Constituents.
● AN INVESTMENT IN THE NOTES CARRIES THE RISKS ASSOCIATED WITH THE INDEX’S MOMENTUM ALLOCATION
STRATEGY —
The Index is constructed using what is generally known as a momentum allocation strategy. A momentum strategy generally seeks to capitalize on positive trends in the returns of financial instruments. As such, the weights of the Constituents in the Index are based on the performance of the Constituents from the immediately preceding six-month period. However, there is no guarantee that trends existing in the preceding six-month period will continue in the future. A momentum strategy is different from a strategy that seeks long-term exposure to a notional portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur as a result of obtaining exposures to financial instruments that have experienced negative returns, but which subsequently experience a recovery or a sudden spike in positive returns. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the Index, which is rebalanced based on prior trends, may decline.
Due to the “long-only” construction of the Index, Constituents with negative performance over the relevant lookback period may be selected for inclusion in the Index, and the weight of each Constituent will not be less than zero at any time. Additionally, the Index is rebalanced only once each month. As a result, the composition of the Index will not change between re-weightings even if the
Constituents tracked by the Index during a given month decline significantly. No assurance can be given that the investment strategy used to construct the Index will cause it to outperform any alternative index that might be constructed from the
Constituents.
● THE INDEX MAY PERFORM POORLY DURING PERIODS CHARACTERIZED BY SHORT-TERM VOLATILITY —
The Index’s strategy is based on momentum investing. Momentum investing strategies are effective at identifying the current market direction in trending markets. However, in non-trending, sideways markets, momentum investment strategies are subject to
“whipsaws.” A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period. Consequently, the Index may perform poorly in non-trending, “choppy”
markets characterized by short-term volatility.
● THE INDEX MAY NOT APPROXIMATE ITS INITIAL VOLATILITY THRESHOLD OF 5% —
No assurance can be given that the Index will maintain an annualized realized volatility that approximates its initial volatility threshold of 5%. The actual realized volatility of the Index will depend on the performance of the Constituents included in the monthly portfolio(s) from time to time, and, at any time or for extended periods, may be greater than 5%, perhaps significantly, or

PS-9 | Structured Investments
Return Notes Linked to the J.P. Morgan Total Return Index
less than 5%. Furthermore, the volatility threshold is subject to upward adjustment and, thus, the realized volatility threshold used to determine any monthly portfolio may be greater than 5%, perhaps significantly. While the assigned weights of the notional portfolio(s) tracked by the Index are based in part on the recent historical volatility of the relevant notional portfolio, there is no guarantee that trends existing in the relevant measurement periods will continue in the future. The volatility of the notional portfolio on any day may change quickly and unexpectedly. Accordingly, the actual realized annualized volatility of the Index on a daily basis may be greater than or less than the volatility threshold used to select to the relevant monthly portfolio(s), which may adversely affect the level of the Index and the value of the notes.
● THE PERFORMANCE AND MARKET VALUE OF AN ETF, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY,
MAY NOT CORRELATE WITH THE PERFORMANCE OF ITS REFERENCE INDEX AS WELL AS THE NET ASSET VALUE
PER SHARE OF THAT ETF —
An ETF may not fully replicate its reference index and may hold securities different from those included in its reference index. In addition, the performance of an ETF will reflect additional transaction costs and fees that are not included in the calculation of its reference index. All of these factors may lead to a lack of correlation between the performance of an ETF and its reference index.
In addition, corporate actions with respect to the equity securities held by an ETF (such as mergers and spin-offs) may impact the variance between the performances of that ETF and its reference index. Finally, because ETFs are traded on public exchanges and are subject to market supply and investor demand, the market value of each ETF may differ from its net asset value per share.
During periods of market volatility, the securities held by an ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an ETF and the liquidity of an ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an ETF.
Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an ETF. As a result, under these circumstances, the market value of shares of an ETF may vary substantially from the net asset value per share of that ETF. For all of the foregoing reasons, the performance of an ETF may not correlate with the performance of its reference index, the performance of each ETF may not correlate with its net asset value per share, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
● THE RETURNS OF THE CONSTITUENTS MAY OFFSET EACH OTHER OR MAY BECOME CORRELATED IN DECLINE —
At a time when the value of one Constituent increases, the values of the other Constituents may not increase as much or may even decline. This may offset the potentially positive effect of the performance of the former Portfolio Constituent on the performance of the Index. During the term of the notes, it is possible that the value of the Index may decline even if the value of one Constituent rises, because of the offsetting effect of a decline in the other Portfolio Constituents. It is also possible that the returns of the
Constituents may be positively correlated with each other. In this case, a decline in one Constituent would be accompanied by a decline in the other Portfolio Constituents, which may adversely affect the performance of the Index. As a result, the Index may not perform as well as an alternative index that tracks only one Constituent.
● THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES MONTHLY REBALANCING AND
WEIGHTING CONSTRAINTS THAT ARE APPLIED TO THE CONSTITUENTS —
The Constituents are subject to monthly rebalancing and weighting constraints by asset type and on subsets of assets based on historical volatility. By contrast, a notional portfolio that does not rebalance monthly and is not subject to any weighting constraints could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Constituents. Therefore, your return on the notes may be less than the return you could realize on an alternative investment in the Constituents that is not subject to monthly rebalancing or weighting constraints. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative investment in the Constituents.
● A CONSTITUENT OF THE INDEX MAY BE REPLACED BY A SUBSTITUTE IN CERTAIN EXTRAORDINARY EVENTS —
Following the occurrence of certain extraordinary events with respect to a Constituent as described in the accompanying underlying supplement, a Constituent may be replaced by a substitute ETF or the Index Calculation Agent may cease calculating and publishing in the Index. You should realize that changing a Constituent may affect the performance of the Index, and therefore, the return on the notes, as the replacement Constituent may perform significantly better or worse than the original
Constituent. For example, the substitute or successor Constituent may have higher fees or worse performance than the original
Constituent.
Moreover, the policies of the index sponsor of the substitute ETF concerning the methodology and calculation of the substitute
ETF, including decisions regarding additions, deletions or substitutions of the assets underlying the substitute ETF could affect the level or price of the substitute index or ETF and therefore the value of the notes. The amount payable on the notes and their market value could also be affected if the index sponsor of the underlying reference index of a substitute ETF discontinues or

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Return Notes Linked to the J.P. Morgan Total Return Index
suspends calculation or dissemination of the relevant index, in which case it may become difficult to determine the market value of the notes. The index sponsor of the substitute ETF will have no obligation to consider your interests in calculating or revising such substitute ETF.
● OTHER KEY RISKS:
o THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES. THERE IS NO ACTUAL PORTFOLIO OF ASSETS
TO WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.
o THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING
INTEREST RATE-RELATED RISKS AND CREDIT RISK.
o THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH HIGH-YIELD FIXED INCOME
SECURITIES, INCLUDING CREDIT RISK.
o THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FLOATING RATE NOTES.
o THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH MORTGAGE-BACKED SECURITIES.
o THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH PREFERRED STOCK.
o THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH HYBRID SECURITIES.
o AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS,
INCLUDING EMERGING MARKETS.
Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks.

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Historical Information
The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from
January 4, 2019 through December 27, 2024. The closing level of the Index on December 27, 2024 was 238.83. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.
The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or the Observation Date. There can be no assurance that the performance of the
Index will result in the return of any of your principal amount.
Tax Treatment
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions”
that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax
Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the
accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260)
would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.
The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. Although not expected, certain changes to the underlying Index (for example, changes to its components or calculation methodology) might be treated as resulting in a “deemed” taxable exchange in which the notes are treated as terminated and reissued for U.S. federal income tax purposes. In that event, you might be required to recognize gain or loss with respect to the notes and your holding period for your notes could be affected, among other adverse consequences. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-
U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any

PS-12 | Structured Investments
Return Notes Linked to the J.P. Morgan Total Return Index
Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S.
federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.
As discussed in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder
(“Section 871(m)”) generally impose a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each of the U.S. equities, an
“Underlying Security”).
Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more Underlying Securities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations. We intend to treat the notes as subject to
Section 871(m) with respect to the Index. Under the applicable Treasury regulations, the dividend equivalent amount is calculated using a formula that is based on the actual dividends paid with respect to the Underlying Securities, even if these amounts are not directly reflected in determining any payment on the note.
Although Section 871(m) provides for certain exceptions to this withholding regime, we intend to treat the full amount of each distribution paid with respect to each Underlying Security as a “dividend equivalent,” and will not attempt to determine whether any exceptions apply. We will not be required to pay any additional amounts in respect of amounts withheld under Section 871(m). Upon request, we are required to provide further information relevant to the application of Section 871(m) to the notes, including a schedule of the amounts we are treating as dividend equivalents and associated withholding. If you are a non-U.S. Holder, you should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of the dividend equivalents that we report from your payment at maturity, or upon an earlier sale or redemption or possibly certain other events.
Our determinations (including with respect to the amounts of dividend equivalents) are generally binding on you, but are not binding on the IRS, and the IRS may disagree with our determinations. Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the application of Section 871(m) to the notes including whether there is potential to claim a refund from the IRS of amounts withheld in respect of particular distributions if an exception to
Section 871(m) were established to apply.
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and
Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

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Return Notes Linked to the J.P. Morgan Total Return Index
The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The
Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by
JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices
of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May
Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The J.P. Morgan Total Return Index” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Additional Terms Specific to the Notes
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.
You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

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You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
● Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
● Underlying supplement no. 22-I dated May 12, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023039025/ea154785_424b2.pdf
● Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
● Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.